RESTATED

CERTIFICATE OF INCORPORATION

OF

IZOIC INCORPORATED

_________________

        IZOIC Incorporated, a Delaware corporation (the “Corporation”), does hereby certify that:

        FIRST: The present name of the Corporation is “IZOIC Incorporated”. The Corporation was originally incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on November 22, 1999, under the name “IZOIC Incorporated.”

        SECOND: A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 13, 1999.

        THIRD: A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 31, 2000.

        FOURTH: A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 2, 2001.

        FIFTH: This Restated Certificate of Incorporation (the “Certificate”) amends and restates in its entirety the present Restated Certificate of Incorporation of the Corporation, and has been approved in accordance with Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware.

        SIXTH: This Certificate shall become effective immediately upon its filing with the Secretary of State of the State of Delaware.

        SEVENTH: Upon the filing of this Certificate with the Secretary of State of the State of Delaware, the Certificate of Incorporation of the Corporation shall be restated in its entirety to read as set forth on Exhibit A attached hereto.

        IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of the Corporation hereinabove named, DOES HEREBY CERTIFY, under penalties of perjury, that the facts hereinabove stated are truly set forth and, accordingly, such officer has hereunto set his hand as of October 31, 2001.

/s/ William R. Gordon William R. Gordon Chief Executive Officer

RESTATED

CERTIFICATE OF INCORPORATION

OF

IZOIC INCORPORATED

ARTICLE I

        The name of the Corporation (herein called the “Corporation”) is IZOIC Incorporated.

ARTICLE II

        The address of the registered office of the Corporation in the State of Delaware is 9 East Loockerman Street, City of Dover, County of Kent. The name of the registered agent of the Corporation at such address is National Registered Agents, Inc.

ARTICLE III

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

    1.        Authorized Shares. The Corporation shall be authorized to issue 195,000,000 shares of all classes, consisting of (i) 180,000,000 shares of Common Stock, $.01 par value (the “Common Stock”), and (ii) 15,000,000 shares of Preferred Stock, $.01 par value (the “Preferred Stock”).

    2.        Common Stock. Each share of Common Stock shall be identical in all respects and for all purposes and entitled to: one vote in all proceedings in which action may or is required to be taken by shareholders of the Corporation; participate equally in all dividends payable with respect to the Common Stock, as, if and when declared by the Board of Directors of the Corporation subject to any dividend preference in favor of Preferred Stock; and share ratably in all distributions of assets of the Corporation in the event of any voluntary or involuntary liquidation, or winding up of the affairs of the Corporation, subject to any liquidation rights and preferences in favor of Preferred Stock.

3. Preferred Stock

    (a)        Of the 15,000,000 authorized shares of Preferred Stock, 3,055,556 shall be designated “Series A Convertible Participating Preferred Stock” and 7,500,000 shall be designated “Series B Convertible Participating Preferred Stock”. The shares of Series A Convertible Participating Preferred Stock are referred to herein as the “Series A Preferred Shares”, and the shares of Series B Convertible Participating Preferred Stock are referred to herein as the “Series B Preferred Shares”. The Series A Preferred Shares and the Series B Preferred Shares shall collectively be referred to herein as the “Preferred Shares”.

    (b)        With respect to the 4,444,444 shares of undesignated Preferred Stock as of the date hereof, the Board of Directors of the Corporation shall have authority to the fullest extent permitted under the Delaware General Corporation Law (the “DGCL”) to adopt by resolution from time to time one or more Certificates of Designation providing for the designation of one or more series of Preferred Stock and the voting powers, whether full or limited or no voting powers, and such designations, limitations or restrictions thereof, and to fix or alter the number of shares comprising any such series, subject to any requirements of the DGCL and this Restated Certificate of Incorporation, as amended from time to time.

The authority of the Board of Directors with respect to each such series shall include, without limitation of the foregoing, the right to determine and fix the following preferences and powers, which may vary as between different series of Preferred Stock:

(i) the distinctive designation of such series and the number of shares to constitute such series;

    (ii)        the rate at which dividends on the shares of such series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

(iii) the right or obligation, if any, of the Corporation to redeem shares of the particular series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

    (iv)        the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

    (v)        the terms and conditions, if any, upon which shares of such series shall be convertible into, or exchangeable for, shares of capital stock of any other series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

    (vi)        the obligation, if any, of the Corporation to retire, redeem or purchase shares of such series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

(vii) voting rights, if any, including special voting rights with respect to the election of directors and matters adversely affecting any series of Preferred Stock;

(viii) limitations, if any, on the issuance of additional shares of such series or any shares of any other series of Preferred Stock; and

    (ix)        such other preferences, powers, qualifications, special or relative rights and privileges thereof as the Board of Directors of the Corporation, by the vote of the members of the Board of Directors then in office acting in accordance with this Restated Certificate of Incorporation, or the holders of any Preferred Stock, may deem advisable and are not inconsistent with law, the provisions of this Restated Certificate of Incorporation or the provisions of any such Certificate of Designation.

    4.        Dividends

    The holders of the Preferred Shares shall not be entitled to any annual or other dividend, except and to the extent that if cash dividends are declared and paid upon or set aside for the Common Stock, the holders of the Preferred Shares shall be entitled to share in such cash dividends pro rata in accordance with the number of shares of Common Stock into which such Preferred Shares are then convertible pursuant to Section 8 (e).

5. Liquidation

    (a)        Upon a Liquidation (as defined below), after payment or provision for payment of the debts and other liabilities of the Corporation (i) the holders of Series A Preferred Shares shall be entitled to receive, out of the remaining assets of the Corporation available for distribution to its stockholders, with respect to each Series A Preferred Share an amount (the “Series A Preference Amount”) equal to the sum of (A) $1.00 per share (subject to equitable adjustment as a result of any stock dividend, stock split, combination, reverse split, reclassification or similar event after the date of issuance of the first Series A Preferred Share) and (B) all declared but unpaid dividends payable with respect to such share under Section 4 above and (ii) the holders of the Series B Preferred Shares shall be entitled to receive, out of the remaining assets of the Corporation available for distribution to its Stockholders, with respect to each Series B Preferred Share an amount (the “Series B Preference Amount”; the Series B Preference Amount and the Series A Preference Amount referred to herein as the “Preference Amount”, as applicable) equal to the sum of (A) $2.45 per share (the “Series B Purchase Price”) (subject to equitable adjustment as a result of any stock dividend, stock split, combination, reverse split, reclassification or similar event after the date of the issuance of the first Series B Preferred Share) and (B) all declared but unpaid dividends payable with respect to such share under Section 4 above, in the case of each (i) and (ii) above, before any distribution shall be made to the holders of the Common Stock, or any other class of capital stock of the Corporation ranking junior to the Preferred Shares upon a liquidation of the Corporation. If upon any Liquidation the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of Preferred Shares the full Preference Amount to which they shall be entitled, the holders of Preferred Shares shall share pro rata and pari passu in any distribution of assets, each in accordance with its respective Preference Amounts.

    (b)        Upon any Liquidation, after payment or provision for payment in full of all Preference Amounts, the holders of Common Stock and the Preferred Shares (participating on an as converted basis as determined pursuant to Section 8 (e) hereof) shall be entitled to share pro rata in the distribution of the remaining assets of the Corporation.

    (c)        Notwithstanding any of the other provisions of this Certificate, upon any Liquidation, each holder of the Preferred Shares shall be entitled to receive the greater of (i) the amount such holder would have received under Sections 5(a) and (b) above and (ii) the amount such holder would have received if such holder had converted his or her shares of Preferred Stock into shares of Common Stock in accordance with Section 8.

    (d)        “Liquidation” means (i) any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, other than any dissolution, liquidation or winding up in connection with any reincorporation of the Corporation in another jurisdiction, (ii) any transaction or series of related transactions (including any consolidation or merger of the Corporation) immediately after the occurrence of which the holders of the capital stock of the Corporation entitled to vote for the election of directors immediately prior to such transaction do not hold a majority of the capital stock of the Corporation (or the surviving or resulting entity, as the case may be) entitled to vote for the election of directors, or (iii) any sale or other disposition (in a single transaction or a series of related transactions) by the Corporation of more than 50% of its assets (on a consolidated basis, if applicable).

    (e)        In the event of a Liquidation in which the Corporation does not distribute any proceeds to its stockholders (because, for example, the transaction is structured as a sale of capital stock or a merger), the stockholders of the Corporation shall be entitled to receive with respect to their shares of capital stock of the Corporation the same portion of the aggregate proceeds from such transaction that they would have been entitled to receive if the Corporation had first received such proceeds directly and then distributed them to the stockholders in accordance with the provisions of Sections 5(a) and (b) hereof.

    (f)        In the event of a Liquidation involving the sale of shares by stockholders of the Corporation or a consolidation or merger, the assets available for distribution to the stockholders from the Corporation shall be the aggregate consideration payable to all selling stockholders multiplied by a fraction, the numerator of which is the sum of the total number of shares of Common Stock outstanding and the total number of shares of Common Stock issuable with respect to Common Stock Equivalents (as defined below) immediately prior to such Liquidation and the denominator of which is the total number of shares of Common Stock sold (Preferred Shares being treated on an as converted basis) pursuant to such Liquidation.

    (g)        “Common Stock Equivalents” means all shares of Common Stock outstanding and all shares of Common Stock issuable (without regard to any present restrictions on such issuance) upon the conversion, exchange or exercise of all securities of the Corporation that are convertible into, or exchangeable or exercisable for, shares of Common Stock (including the Preferred Shares).

    (h)        If any or all of the proceeds payable to the stockholders of the Corporation in connection with a Liquidation are in a form other than cash or marketable securities, the fair market value of such consideration shall be determined in good faith by the Board of Directors of the Corporation.

    6.        Mandatory Redemption.

    (a)        At any time after December 13, 2006, the holders of a majority of the Series A Preferred Shares then outstanding may demand that the Corporation redeem (out of funds legally available for that purpose) all or any portion of each such holder’s Series A Preferred Shares then outstanding for a cash amount per share equal to the Series A Preference Amount. Such right may be exercised by delivery to the Corporation of a notice (a “Series A Mandatory Redemption Notice”) requesting such redemption. Any Series A Mandatory Redemption Notice given by the holders of the Series A Preferred Shares pursuant to this Section 6(a) shall also be a Series B Mandatory Redemption Notice given by a majority of the Series B holders for purposes of Section 6(b). The Corporation shall redeem such Series A Preferred Shares on a date (a “Series A Mandatory Redemption Date”) that is not more than 30 days after the date of delivery of a Series A Mandatory Redemption Notice.

    (b)        At any time after December 13, 2006, the holders of a majority of the Series B Preferred Shares then outstanding may demand that the Corporation redeem (out of funds legally available for that purpose) all or any portion of each such holder’s Series B Preferred Shares then outstanding for a cash amount per share equal to the Series B Preference Amount. Such right may be exercised by delivery to the Corporation of a notice (a “Series B Mandatory Redemption Notice”) requesting such redemption. Any Series B Mandatory Redemption Notice given by the holders of the Series B Preferred Shares pursuant to this Section 6(b) shall also be a Series A Mandatory Redemption Notice given by a majority of the Series A holders for purposes of Section 6(a). The Corporation shall redeem such Series B Preferred Shares on a date (a “Series B Mandatory Redemption Date”) that is not more than 30 days after the date of delivery of a Series B Mandatory Redemption Notice (the Series A Mandatory Redemption date and the Series B Mandatory Redemption Date are each referred to herein as a “Mandatory Redemption Date”).

    (c)        If the Corporation has insufficient funds legally available to redeem any Preferred Shares required to be redeemed on any Mandatory Redemption Date, those funds legally available for such purpose shall be used to redeem the number of shares of Preferred Shares which may be legally redeemed. The holders of the series of Preferred Stock requesting a mandatory redemption pursuant to Section 6 of this Article IV shall participate in any such partial redemption pro rata according to their respective Preference Amounts. At any time and from time to time thereafter when additional funds become legally available for the redemption of capital stock of the Corporation, such funds shall be used promptly to redeem the balance of Preferred Shares requested to be redeemed. (d) At any time on or after a Mandatory Redemption Date each holder of record of such series of Preferred Stock to be redeemed on such date shall be entitled to receive its Preference Amount upon actual delivery to the Corporation or its agents of the certificate or certificates representing the shares to be redeemed. On a Mandatory Redemption Date, all rights in respect of such Preferred Shares to be redeemed, except the right to receive the Preference Amount, shall cease and terminate (unless default shall be made by the Corporation in the payment of the Preference Amount, in which event such rights shall be exercisable until such default is cured), and such shares shall no longer be deemed to be outstanding, whether or not the certificate or certificates representing such shares have been received by the Corporation.

    7.        Voting Rights

        In addition to the rights provided by law, the holders of the Preferred Shares shall be entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of Common Stock as one class. Each Preferred Share shall entitle the holder thereof to such number of votes as shall equal the number of whole shares of Common Stock into which such Preferred Share is then convertible pursuant to Section 8(e).

    8.        Optional Conversion.

    (a)        Upon the terms set forth in this Section 8, each holder of Series A Preferred Shares shall have the right, at such holder’s option, at any time and from time to time, to convert any of such shares into the number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (i) the product of the Series A Preference Amount and the number of Series A Preferred Shares being converted, by (ii) the Series A Conversion Price (as defined below), as last adjusted and then in effect, by surrender of the certificates representing the shares of Series A Preferred Shares to be converted. The initial conversion price per share at which shares of Common Stock shall be issuable upon conversion of shares of Series A Preferred Shares (the “Series A Conversion Price”) shall be $1.00. The Series A Conversion Price shall be subject to adjustment from time to time in accordance with Section 8(e) below.

    (b)        Upon the terms set forth in this Section 8, each holder of Series B Preferred Shares shall have the right, at such holder’s option, at any time and from time to time, to convert any of such shares into the number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (i) the product of the Series B Preference Amount and the number of Series B Preferred Shares being converted, by (ii) the Series B Conversion Price (as defined below), as last adjusted and then in effect, by surrender of the certificates representing the shares of Series B Preferred Shares to be converted. The initial conversion price per share at which shares of Common Stock shall be issuable upon conversion of shares of Series B Preferred Shares (the “Series B Conversion Price”) shall be $0.093. The Series B Conversion Price shall be subject to adjustment from time to time in accordance with Section 8(e) below. The term “Conversion Price” as used herein shall mean the Series A Conversion Price or the Series B Conversion Price, as applicable.

    (c)        Any holder of Preferred Shares may exercise the conversion right pursuant to paragraph (a) or (b) above, as applicable, by delivering to the Corporation the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued. Conversion shall be deemed to have been effected on the date when such delivery is made (the “Conversion Date”). As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled, and a cash amount in respect of any fractional interest in a share of Common Stock as provided in paragraph (d) below. The person in whose name the certificate or certificates for Common Stock are to be issued shall be a stockholder of record of such Common Stock on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event such person shall be a stockholder of record of such Common Stock on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of the Preferred Shares surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of such Preferred Shares representing the unconverted portion of the certificate so surrendered.

    (d)        Upon conversion, the Corporation (unless otherwise requested by the holder of the Preferred Shares subject to conversion) will issue fractional shares of its Common Stock, as applicable, and shall not distribute cash in lieu of such fractional shares. The number of full shares of Common Stock issuable upon conversion of any Preferred Shares shall be computed on the basis of the aggregate number of shares of Preferred Shares to be converted. If fractional shares of Common Stock which would otherwise be issuable upon conversion of any such shares of Preferred Stock are not issued, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the product of (i) the price of one share of Common Stock as determined in good faith by the Board and (ii) such fractional interest, and, in such case, the holders of fractional interests shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interests.

(e) The Conversion Price shall be subject to adjustment from time to time as follows:

    (i)        If the Corporation shall, at any time or from time to time after the date of original issuance of the first Series B Preferred Share (the “Series B Original Issuance Date”) but prior to May 2, 2002, issue any Equity Securities (as defined below) other than Excluded Stock (as defined below) without consideration or for a consideration per share less than the Series B Conversion Price in effect immediately prior to the issuance of such Equity Securities, then the Series B Conversion Price in effect immediately prior to each such issuance shall be lowered to an amount equal to the lowest amount of per share consideration that was received for such Equity Securities that were issued.

    (ii)        If the Corporation shall, at any time or from time to time after (i) with respect to the Series A Preferred Shares, the date of original issuance of the first Series A Preferred Share (the “Series A Original Issuance Date”, and together with the Series B Original Issue Date, with respect to each such series of Preferred Shares, its “Original Issuance Date”) or (ii) with respect to the Series B Preferred Shares, May 2, 2002, issue any Equity Securities (as defined below) other than Excluded Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for any series of Preferred Stock in effect immediately prior to the issuance of such Equity Securities, then the Conversion Price for any such series of Preferred Stock in effect immediately prior to each such issuance shall forthwith be lowered to a price equal to the quotient obtained by dividing:

    (A)        an amount equal to the sum of (x) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to subdivision (C) of clause (iii) below) immediately prior to such issuance, multiplied by the Conversion Price in effect immediately prior to such issuance, and (y) the consideration received by the Corporation upon such issuance; by

    (B)        the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to subdivision (C) of clause (iii) below) immediately after the issuance of such Common Stock.

(iii) For the purposes of any adjustment of the Conversion Price pursuant to clause (i) and (ii) above, the following provisions shall be applicable:

    (A)        In the case of the issuance of Equity Securities for cash in a QIPO (as herein defined) or private placement, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any discounts, commissions or placement fees payable by the Corporation to any underwriter or placement agent in connection with the issuance and sale thereof.

    (B)        In the case of the issuance of Equity Securities for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Corporation, irrespective of any accounting treatment.

    (C)        In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities:

(1)	the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (A) and (B) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

(2)	the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities, options, or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (A) and (B) above);

(3)	on any change in the number of shares or exercise price of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchange for such securities, other than a change resulting from the antidilution provisions thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change, or options or rights related to such securities not converted prior to such change, been made upon the basis of such change; and

(4)	on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities, or upon the exercise of the options or rights related to such securities and subsequent conversion or exchange thereof.

    (iv)                “Excluded Stock” means (1) 2,379,857 shares of Common Stock at any time issuable upon the exercise of options granted to directors, officers, consultants and employees of the Corporation issued pursuant to the Corporation’s 1999 Stock Option Plan, as amended (the “Option Plan”) or such other number of Equity Securities approved by unanimous written consent of the Board of Directors for inclusion in the Option Plan or for any other issuance in connection with executive compensation, (2) shares of Common Stock issuable upon conversion of Preferred Shares, (3) 213,000 shares of Common Stock reserved for issuance to the American Public Works Association, (4) shares of Common Stock issued in connection with any acquisition or debt financing by the Corporation, (5) up to 226,758 shares of Preferred Stock issuable to InSight Capital Partners III, L.P. or any of its controlled Affiliates or to BEn Tech Ventures Holdings, LLC pursuant to the conversion of those Convertible Unsecured Notes issued by the Corporation to such entities on April 17, 2001, and (6) Equity Securities issuable upon exercise of any warrants (the “Warrants”) issued pursuant to the Note and Warrant Purchase Agreement dated as of October 31, 2001, as amended, by and among the Company and such purchasers of Warrants. “Equity Securities” means all shares of capital stock of the Corporation, all securities convertible or exchangeable for shares of capital stock of the Corporation, and all options, warrants, and other rights to purchase or otherwise acquire from the Corporation shares of such capital stock.

    (v)                If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of the Preferred Shares shall be increased in proportion to such increase in outstanding shares.

    (vi)                If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of the Preferred Shares shall be decreased in proportion to such decrease in outstanding shares.

    (vii)                Except as provided in Section 6, in the event of any capital reorganization of the Corporation, any reclassification of the stock of the Corporation (other than a change in par value or from no par value to par value or from par value to no par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or any consolidation or merger of the Corporation, each share of the Preferred Shares shall after such reorganization, reclassification, consolidation, or merger be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of such share of the Preferred Shares would have been entitled upon such reorganization, reclassification, consolidation or merger. The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

(viii) All calculations under this paragraph shall be made to the nearest one hundredth (1/100) of a cent or the nearest one tenth (1/10) of a share, as the case may be.

    (ix)                In any case in which the provisions of this paragraph (e) shall require that an adjustment shall become effective immediately after a record date of an event, the Corporation may defer until the occurrence of such event (i) issuing to the holder of any share of the Preferred Shares converted after such record date and before the occurrence of such event the shares of capital stock issuable upon such conversion by reason of the adjustment required by such event in addition to the shares of capital stock issuable upon such conversion before giving effect to such adjustments, and (ii) paying to such holder any amount in cash in lieu of a fractional share of capital stock pursuant to paragraph (d) above; provided, however, that the Corporation shall deliver to such holder an appropriate instrument evidencing such holder’s right to receive such additional shares and such cash.

    (f)        Whenever the Conversion Price shall be adjusted as provided in paragraph (e), the Corporation shall make available for inspection during regular business hours, at its principal executive offices or at such other place as may be designated by the Corporation, a statement, signed by its chief executive officer, showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by nationally recognized overnight carrier or by first class certified mail, return receipt requested and postage prepaid, to each holder of the Preferred Shares at such holder’s address appearing on the Corporation’s records. Where appropriate, such copy may be given in advance and may be included as part of any notice required to be mailed under the provisions of paragraph (g) below.

    (g)        If the Corporation shall propose to take any action of the types described in clauses (v), (vi) or (vii) of paragraph (e) above, the Corporation shall give notice to each holder of the Preferred Shares, in the manner set forth in paragraph (f) above, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of the Preferred Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least 20 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 30 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

    (h)        The Corporation shall reserve, and at all times from and after the date of the Original Issuance Date keep reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, sufficient shares of Common Stock to provide for the conversion of all outstanding Preferred Shares.

    9.        Mandatory Conversion

    (a)        Upon the consummation of the first underwritten public offering pursuant to an effective registration statement filed on Form S-1 (or its successor form) under the Securities Act covering the offer and sale of not more than thirty percent (30%) of the Corporation’s then (after giving effect to such offering) outstanding shares of Common Stock and resulting in aggregate proceeds (net of underwriting discounts and commissions) to the Corporation of not less than twenty-five million dollars ($25,000,000) and a per share price of not less than $7.50 (a “QIPO”), each Preferred Share then outstanding shall, by virtue of and simultaneously with such occurrence, be automatically converted into the number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (i) the Preference Amount by (ii) the Conversion Price, as last adjusted pursuant to Section 8 and then in effect.

    (b)        As promptly as practicable after the date of the first of the conditions set forth in Section 9(a) to occur and the delivery to the Corporation of the certificate or certificates for the Preferred Shares which have been converted, duly endorsed or assigned in blank to the Corporation (if required by it), the Corporation shall issue and deliver to or upon the written order of each holder of Preferred Shares, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled, and a cash amount in respect of any fractional interest in a share of Common Stock as provided in Section 8(d) above. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a stockholder of record on the date of such occurrence and on such date the Preferred Shares shall cease to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.

ARTICLE V

        The number of directors of the Corporation shall be such as from time to time shall be fixed in the manner provided in the By-laws of the Corporation. The election of directors of the Corporation need not be by ballot unless the By-laws so require.

ARTICLE VI

        A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after the date of incorporation of the Corporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

        The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative (a “Proceeding”), by reason of the fact that he or she or his or her testator or intestate is or was a director of the Corporation or any subsidiary of the Corporation or any predecessor of the Corporation or any subsidiary of the Corporation, or serves or served at any other enterprise as director at the request of the Corporation of any predecessor to the Corporation, or acted at the direction of any such director against all expense, liability and loss actually and reasonably incurred or suffered by such Indemnitee in connection therewith.

        Any indemnification under this Article VI (unless ordered by a court) shall be made by the Corporation upon a determination that indemnification of the director is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporate Law, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment).

        Expenses (including attorneys’ fees) incurred by a director of the Corporation in defending a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of the director to repay all amounts so advanced in the event that it shall ultimately be determined that such director is not entitled to be indemnified by the Corporation as authorized in this Article VI.

        The indemnification and advancement of expenses provided by this Article VI shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation. All rights to indemnification under this Article VI shall be deemed to be a contract between the Corporation and each director of the Corporation or any of its subsidiaries who serves or served in such capacity at any time while this Article VI is in effect.

        The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director of the Corporation or any of its subsidiaries, or is or was serving at the request of the Corporation as a director of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her or on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article VI.

        If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify or advance expenses to each person entitled to indemnification or advancement of expenses, as the case may be, as to all expense, liability and loss actually and reasonably incurred or suffered by such person and for which indemnification or advancement of expenses, as the case may be, is available to such person pursuant to this Article VI to the full extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the full extent permitted by applicable law.

        Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VI would accrue or arise, prior to such amendment, repeal of adoption of an inconsistent provision.

        Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VII

        From time to time any of the provisions of this Restated Certificate of Incorporation may be altered, amended or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Restated Certificate of Incorporation are granted subject to the provisions of this Article VII.

ARTICLE VIII

        Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the Delaware General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree on any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

EXHIBIT A

RESTATED

CERTIFICATE OF INCORPORATION

OF

IZOIC INCORPORATED